UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                              Commission File Number 1-13196


                               Desc, S.A. de C.V.
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             (Exact name of registrant as specified in its charter)


     Paseo de los Tamarindos 400-B,Bosques de las Lomas, 05120 Mexico, D.F.
                               (5255) 52 61 80 00
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               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)


                        8-3/4% Guaranteed Notes due 2007
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            (Title of each class of securities covered by this Form)


     American Depositary Shares, each representing Twenty Series B Shares(1)

               Series B Shares, without expression of par value(2)

               --------------------------------
               (1) Evidenced by American Depositary Receipts (ADRs).

               (2) Not eligible for trading, but only in connection with the registration of the American Depositary Shares.
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             (Titles of all other classes of securities for which a
           duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)   [ ]                  Rule 12h-3(b)(1)(i)   [ ]
Rule 12g-4(a)(1)(ii)  [ ]                  Rule 12h-3(b)(1)(ii)  [ ]
Rule 12g-4(a)(2)(i)   [ ]                  Rule 12h-3(b)(2)(i)   [X]
Rule 12g-4(a)(2)(ii)  [ ]                  Rule 12h-3(b)(2)(ii)  [ ]
                                           Rule 15d-6            [ ]


     Approximate number of holders of record as of the certification or notice date: None
      ----

     Pursuant to the requirements of the Securities Exchange Act of 1934 Desc, S.A. de C.V. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: July 5, 2004                        By: /s/ Marisol Vazquez Mellado M.
                                              ---------------------------------
                                              Name: Marisol Vazquez Mellado M.
                                              Title: Director of Treasury